NEWS RELEASE

FOR IMMEDIATE RELEASE

SYNALLOY ANNOUNCES FIRST QUARTER RESULTS

Spartanburg, South Carolina, April 17, 2003 . . . Synalloy Corporation (Nasdaq:SYNC), a producer of specialty chemicals, dyes and pigments, stainless steel pipe, vessels and process equipment, announces a loss for the first quarter of 2003 of $.06 per share on a 1% sales decline to $20,299,000. This compares to a loss of $.19 per share in last year's first quarter.

Chemicals Group

Sales in the Colors Segment were down 1% from a year earlier resulting in an operating loss of $6,000 compared to a $528,000 loss reported in 2002's first quarter. Selling prices continued to decline causing the sales decline. The significant reduction in operating loss came from an increase in unit volumes resulting in improved cost recoveries of manufacturing costs, and from cost reductions implemented in the third quarter of last year. The Colors Segment has generated positive cash flows for four consecutive quarters and operating costs have been reduced to levels consistent with current sales volumes. However, the textile industry continues to struggle and competition among dye suppliers to maintain market share reflects the excess capacity that exists for supplying textile dyes. Management is continuing to explore ways of improving its return on capital for this Segment and minimizing capital employed.

The Specialty Chemicals Segment had a 7% increase in sales which generated operating income of $52,000 compared to a $123,000 operating loss for the same quarter last year. The improvement came from a combination of slightly improved business conditions, especially at the Cleveland, Tennessee plant, and from cost reductions implemented in the third quarter of last year. The Segment has now had four consecutive profitable quarters reflecting the Company's objective of expanding sales into non-textile markets moving away from the textile industry as current sales into the textile industry are running less than 15%. We believe this Segment should continue to operate profitably consistent with current general economic conditions, but there can be no assurance that this will occur.

Metals Segment

Dollar sales for the Metals Segment declined 5% from a year earlier as a result of 21% lower unit volumes partially offset by 22% higher average selling prices. The lower unit volumes came from lower piping systems' sales and commodity pipe for the first two months of 2003. However, commodity pipe unit volumes for the month of March 2003 were back in line with the monthly averages of 2002. The increase in selling prices came from a more favorable product mix and to a lesser extent, price increases for commodity pipe. The operating loss of $100,000 was about one-third last year's first quarter operating loss of $333,000, as piping systems more than accounted for the operating loss. The decline in operating loss came from the improvement in selling prices coupled with the cost reductions implemented in the third quarter of last year, offset by the poor piping system performance. We are currently experiencing increases in demand and selling prices for commodity pipe as evidenced by our March results. We are hopeful that this trend will continue over the balance of the year, which should generate an improvement in profitability, but there can be no assurance that this will occur.

Prospects for piping systems are improving as quoting opportunities are becoming available. However, we are having difficulty getting the releases from customers to put work into the shop. This situation is improving and we believe that there is sufficient work scheduled to return piping systems to profitability in the second quarter, but there can be no assurance that this will occur.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The following factors could cause actual results to differ materially from historical results or those anticipated; adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, and other risks detailed from time to time in Synalloy's Securities and Exchange Commission filings. The preliminary earnings shown herein are forward looking statements and are subject to change for any adjustments resulting from the auditing process. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie

(864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Mar 29, 2003	Mar 30, 2002
	--------------------	--------------------
Net sales
Colors Group	$4,619,000	$4,664,000
Specialty Chemicals Group	5,917,000	5,508,000
	--------------------	--------------------
Chemicals Segment	10,536,000	10,172,000
Metals Segment	9,763,000	10,251,000
	--------------------	--------------------
	$20,299,000	$20,423,000
	===========	===========
Operating income
Colors Group	(6,000)	(528,000)
Specialty Chemicals Group	52,000	(123,000)
	--------------------	--------------------
Chemicals Segment	46,000	(651,000)
Metals Segment	(100,000)	(333,000)
	--------------------	--------------------
	(54,000)	(984,000)
Unallocated expenses
Corporate	236,000	286,000
Interest and debt expense,
net of interest income	238,000	219,000
Gain on sale of assets	-	(65,000)
	--------------------	--------------------

Loss before income taxes	(528,000)	(1,424,000)

Provision for income taxes	(190,000)	(501,000)
	--------------------	--------------------
Loss before cumulative effect of a
change in accounting principle	(338,000)	(923,000)
Cumulative effect, net of income
tax of $127,000, of a change
in accounting principle	-	235,000
	--------------------	--------------------
Net loss	$(338,000)	$(1,158,000)
	===========	===========
Net loss per basic and diluted common share:
Loss before cumulative effect of a
change in accounting principle	($.06)	($.15)
Cumulative effect of a change in	--------------------	--------------------
accounting principle	-	($.04)

Net loss	($.06)	($.19)
	===========	===========

Average diluted
shares outstanding	5,964,304	5,964,304
	===========	===========

Backlog-Piping Systems & Process Equipment	$4,800,000	$3,500,000
	===========	===========

Balance Sheet	Mar 29, 2003	Dec 28, 2002
	--------------------	--------------------
Assets
Cash and sundry current assets	$2,754,000	$2,412,000
Accounts receivable, net	12,403,000	11,425,000
Inventories	21,444,000	19,754,000
	--------------------	--------------------
Total current assets	36,601,000	33,591,000
Property, plant and equipment, net	20,755,000	21,206,000
Other assets	5,200,000	5,169,000
	--------------------	--------------------
Total assets	$62,556,000	$59,966,000
	===========	===========

Liabilities and shareholders' equity
Notes payable	$5,511,000	$3,863,000
Accounts payable and accrued expenses	11,370,000	9,669,000
	--------------------	--------------------
Total current liabilities	16,881,000	13,532,000
Long-term debt, less current portion	10,000,000	10,000,000
Other long-term liabilities	2,139,000	2,560,000
Shareholders' equity	33,536,000	33,874,000
	--------------------	--------------------
Total liabilities & shareholders' equity	$62,556,000	$59,966,000
	===========	===========